Saia Inc. – Saia – Earnings Conference Call Transcript – 07/26/2024 10:00 AM ET

Company Participants

Matt Batteh - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Ken Hoexter - Bank of America

Daniel Imbro - Stephens

Fadi Chamoun - BMO Capital Markets

Chris Wetherbee - Wells Fargo

Tom Wadewitz - UBS

Jonathan Chappell - Evercore ISI

Jordan Alliger - Goldman Sachs

Ravi Shanker - Morgan Stanley

Eric Morgan - Barclays

Uday Khanapurkar - TD Cowen

Brian Ossenbeck - JP Morgan

Matt Milask - Stifel

Stephanie Moore - Jefferies

Bascome Majors - Susquehanna

Operator

Good morning, ladies and gentlemen, and thank you for standing by. My name is Abby, and I will be your conference operator today. At this time, I would like to welcome everyone to the Saia, Inc. Second Quarter 2024 Earnings Conference Call.

[Operator Instructions]

And I would now like to turn the conference over to Mr. Matt Batteh, Executive Vice President and Chief Financial Officer. You may begin.

Matt Batteh

Thank you, Abby. Good morning, everyone. Welcome to Saia's Second Quarter 2024 Conference Call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts, are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

I will now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning, and thank you for joining us to discuss Saia's second quarter results. While underlying macro trends remain tepid in our view, our year-over-year results in the second quarter continue to reflect the growth experienced since last summer.

In the quarter, we averaged approximately 36,400 shipments per day compared to approximately 31,000 per day last year, an increase of 18%. During the quarter, we opened 6 new terminals and relocated 2 others, continuing to execute our long-term strategy of improving our service and value proposition to the customer. While we are experiencing the impact of costs related to opening these new and relocated terminals, we continue to see the long-term value in our strategy of building density and positioning ourselves to better serve our customers.

The opening of our fourth terminal in the Dallas Metroplex helps further build density in the market and is strategically positioned near some of our core customers. We've already seen the positive impact of this new facility as the proximity to key customers has allowed us to provide unique solutions. The quarter was capped by the opening of our new Owatonna, Minnesota terminal, which marked the 200th facility in our network.

Relocations are also an important part of the story, as these relocated terminals often offer us multiple benefits, including a more strategic position in the market and added capacity to better serve the new and existing customers. During the quarter, we relocated our Laredo, Texas facility, which results in a significant upgrade to our capacity in one of the most important freight corridors into the country. I was also pleased to see with these new openings, we have maintained our focus on customer service and each of our key service indicators improved in the quarter.

Our second quarter revenue of $823 million increased from last year's second quarter by 18.5% and is a record for any second quarter in our company's history. Yield or revenue per hundredweight, excluding fuel surcharge, increased 8.7% reflecting a constructive pricing backdrop and the impact of changes in our mix of business. Revenue per shipment, excluding fuel surcharge, increased 1% despite a headwind from weight per shipment, which was down 7.1% in the quarter and length of haul, which was also down modestly.

Operating income of $137.6 million was 14.4% above 2023. Our second quarter operating ratio of 83.3% deteriorated 60 basis points from last year's 82.7%. The results were impacted by the following: post last summer's industry disruption, we've described the ongoing changes in freight mix and patterns as we see the market adjust to absorb this disruption. Q2 is typically the industry's strongest quarter and the first peak quarter since last summer's events. Over the last 12-month period, we've focused on successfully building our network as we review our growth to date, we should see proportionally more national account and retail-related freight with a shorter length of haul in one and two day markets. These customers value our emerging network and consistent high service levels.

However, the freight characteristics are notably different than we have traditionally seen. We've seen this profile of freight seasonally increase from Q1 to a larger relative proportion of our business compared to our historical mix. At the same time, we did not see the same seasonal increase in our traditional industrial freight.

We estimate that this mix impact created a margin headwind for the quarter of roughly 150 to 200 basis points compared to last year. The margin headwinds created by the characteristic of the onboarded freight only further emphasize our pricing initiatives and mix management focus as seen in our contractual renewals, which remained strong at 8.4%.

We're very pleased with the progress of our new terminal openings. Customer acceptance has been high and we've seen early success in all our new facilities. However, as we've discussed previously, new terminals are investments that require extensive recruiting, onboarding and training to achieve success. The new facilities that we've opened in the last three years collectively operated at approximately 95 OR and have been impacted by the mix of business trends that we've seen for our overall portfolio.

The terminals opened in quarter two operated at a loss in total. But much like the facilities that we've opened two and three years ago, we expect to see continued progress in the overall performance. While our expectations for these facilities was for them to be neutral in the period, our increased investments in onboarding and training led to these facilities being at a headwind in the quarter.

However, the value of the expanding network can really be seen in the terminals that have been open longer than three years as they operated at roughly 82.2 OR in the second quarter despite the unfavorable mix of business. While incurring costs ahead of terminal openings and subsequent revenue generation is typical, we have doubled down our efforts to enhance our customer value proposition. We've enhanced the training requirements for our team members in both new and legacy terminals, which is critical to building the Saia culture in each market.

In total, this investment in new facilities, less than three years old, created a roughly 130 basis point headwind for the quarter compared to last year. Our teams are committed to accomplishing our growth strategy with an eye on always putting the Customer First. Our Customer First initiatives have been the cornerstone of our success over the last several years, and we saw that focus at the forefront of the new openings and relocations during the second quarter.

I'll now turn the call over to Matt for more details about our second quarter results.

Matt Batteh

Thanks, Fritz. As mentioned, second quarter revenue increased by $128.6 million to $823.2 million. Yield, excluding fuel surcharge, improved by 8.7% and yield increased by 8%, including fuel surcharge. Fuel surcharge increased by 14.3% and was 15.4% of total revenue compared to 15.9% a year ago. Revenue per shipment ex-fuel surcharge increased 1% to $290.72 compared to $287.90 in the second quarter of 2023. Tonnage increased 9.7%, attributable to an 18.1% shipment increase, partially offset by a 7.1% decrease in our average weight per shipment. Length of haul decreased 0.4% to 888 miles.

Shifting to the expense side for a few key items to note in the quarter. Salaries, wages and benefits increased 19.4%, which is primarily driven by a combination of our employee headcount growth of approximately 19.1% year-over-year and the result of our July 2023 wage increase, which averaged approximately 4.1%. The growth in headcount is related to the increase in volume compared to prior year as well as the opening of eight new facilities in the past 12 months.

In addition, other employee-related costs increased, including additional training for onboarded team members and increased workers' compensation expense. Purchased transportation expense, including both non-asset truckload volume and LTL purchased transportation miles increased by 22.7% compared to the second quarter last year and was 7.4% of total revenue compared to 7.2% in the second quarter of 2023.

Truck and rail PT miles combined were 12.9% of our total linehaul miles in the quarter. Fuel expense increased by 11% in the quarter, while company linehaul miles increased 10.8%. The fuel expense was a result of increased shipments, which was partially offset by the decreased cost of diesel fuel compared to the prior year. Claims and insurance expense increased by 11% year-over-year and was up 8% or $1.4 million sequentially from the first quarter of 2024. The increase compared to the second quarter of 2023 was primarily due to increased claims activity and development of open cases.

Depreciation expense of $52.5 million in the quarter was 17.6% higher year-over-year primarily due to ongoing investments in revenue equipment, real estate and technology. Total operating expenses increased by 19.4% in the quarter, and with the year-over-year revenue increase of 18.5%, our operating ratio deteriorated to 83.3% compared to 82.7% a year ago.

Despite the headwinds from costs associated with new openings, training and mix of business shifts, I was pleased to see our team execute from a cost and efficiency perspective. Cost per shipment was up 1.1% year-over-year and down 2.5% sequentially from Q1, highlighting the hard work of our teams in a challenging environment. Our tax rate for the second quarter was 24.4% compared to 24.7% in the second quarter last year, and our diluted earnings per share were $3.83 compared to $3.42 in the second quarter a year ago.

I will now turn the call back over to Fritz for some closing comments.

Fritz Holzgrefe

Thanks, Matt. As we continue to celebrate our 100th year in business, I was pleased with our ability to demonstrate our Customer First approach to both new and existing customers in our recently opened terminals and across the network. Every new opening is an opportunity to better position ourselves to provide further value to our existing customers and develop relationships with new customers.

At this point, it is critically important that we maintain focus on Saia's core objectives. Our team is focused on the customer and a long-term value opportunity to provide an industry-leading service. This focus requires an investment in our people, which is core to the strategy. The facility footprint that we're adding and expanding is not an investment in Q2 or frankly, in 2024. These are investments that we expect will create value for our customers and shareholders for years to come.

While the new terminals are a drag on margins in the near term, these investments in service and capacity are critical to creating long-term value for both customers and shareholders. While the costs associated with the new openings are more pronounced in some of the smaller and less dense markets, having a comparable footprint to our peers is critical to our overall value proposition.

Every new opening moves us closer to the customer and provides us an opportunity to better support their success while creating long-term value in our core business. While the macro backdrop remains uncertain, we believe our operating trends support the continued execution of our long-term growth strategy.

Earlier this week, we opened facilities in Stockton, California and Davenport, Iowa, further expanding our coverage and service offerings. Our terminal opening calendar remains robust for the remainder of the year, and we'll open an additional nine new facilities in Q3 and potentially up to another four in Q4. We began our organic expansion journey in 2017 and have added 50 facilities to date while creating value for our customers and our shareholders alike.

As we continue to invest in our network and expand our footprint to better serve our customers, we anticipate capital expenditures for 2024 to be approximately $1 billion. We remain focused on measuring our performance for customers and onboarding team members that reinforce our great culture as we continue to execute our growth strategy.

We're now ready to open the line for questions, operator.

Operator

[Operator Instructions] And your first question comes from the line of Ken Hoexter with Bank of America.

Ken Hoexter

As you now face tougher comps, I guess, going into the post Yellow environment, given the mix shifts you're talking about, can you talk about your kind of thoughts on how you see sequential operating ratio play out, how you think you've always given kind of good targets there? How you're seeing the revenue per hundredweight, which declined from 1Q to 2Q? How that progresses, particularly given the mix shifts?

Matt Batteh

Sure. I'll start, Ken. I mean if you look at Q2 to Q3, historically, it deteriorates typically 150 basis points or so. I think for this year, a range of 100 to 200 basis points deterioration probably fits with the two facilities that we opened plus another 9 to go in the quarter, a relocation and all those pieces going on with the uncertain backdrop. I think that's probably a fair range. I'll let Fritz talk a little bit about the mix standpoint. But from our view in the OR range, we hope it ends on the lower end of that, but a wider range just given everything going on, it feels appropriate.

Fritz Holzgrefe

Yes. I think it's really important to emphasize, Ken, from Q1 to Q2, we saw an impact from a mix of business perspective. So mix being the types of freight that we're handling and the profile of that freight. And that was a headwind in Q2. We don't expect that to recover per se into Q3. We're certainly very, very focused on pricing and margin. The reality of it is we're not in the business to chase volume, right? We're in the business to build profitability out of this, but doing it in a way that it provides value to customers. So, we don't expect that trend to improve. It certainly could. If we saw a pickup in the industrial economy, that would be a benefit to us. And I think we'd be in a great position with the new facilities online when that happens.

Ken Hoexter

And does that put your full year, I guess, changes the shape of that full year of 100-150 improvement for the year?

Fritz Holzgrefe

It does. I mean I think we'll see. Matt gave the guide for Q3. And I think for the full year number, I think we're focused on execution, getting the facilities open, improve operating income year-over-year, and we'll be better positioned to see what this mix impact has through the quarter and kind of see how Q3 unfolds.

Ken Hoexter

And how about on the yield side, right? Just the same discussion on sequential change and the permanent side, I guess, of this mix shift.

Matt Batteh

Yes. I mean we can continue to see a little bit of volatility in this. You heard us from the very beginning of the disruption that our view was it took a year or maybe more for all of this freight to find a more permanent home, you go through a full bid season and bid cycle with these. So our view of that remains is that we see customers moving around a little bit when we give rate increases.

We are pleased with our 8.4% contractual renewal number and those that are challenging from a mix standpoint are seeing an increase above that average. But in an environment where there may be more options, you have some customers that may try a different carrier. But we're focused on the same thing. You may see a little bit of movement in that just as we continue to work through the mix, but that's not any different than where we felt before and just that longer-term view of where this finds a permanent home.

Operator

And your next question comes from the line of Daniel Imbro with Stephens.

Daniel Imbro

I want to follow up maybe on that last comment. I think we said here 90 days ago and the previous back half outlook implied better-than-normal seasonality on the OR side just due to terminals ramping and lower start-up costs. I guess what changed most materially from how you guys thought 2Q would play out that has changed the back half?

Fritz Holzgrefe

Yes. So I think there are 2 things. So when we had that conversation at the end of the first quarter, we had a view of what that mix of business would look like from Q1 to Q2, and that was the mix deteriorated from Q1 to Q2. That was roughly, what, 50 to 70 basis points of an impact that we hadn't considered. I think when we looked at the openings that we had coming online in Q2, we thought we could keep that sort of zero impact. And they operated a loss in the quarter, so that impacted Q2. Now, we've got the ones that we're opening in this quarter 3 and into Q4 based on this experience and what we're doing around training and the wide dispersion of these facilities, I think it's appropriate to build that into our guide. So those are things that we had not contemplated or had contemplated differently at the start of the year.

Daniel Imbro

And I want to make sure I understood the comment on mix. Is your expectation that, that continues to worsen into the back half or stabilizes?

Fritz Holzgrefe

We think it stays where it is right now, right? So does that mean it can change from here? Yes. This is, as we all know, this is a fluid business, right? The mix of business that we dealt with in quarter one had deteriorated a bit into quarter two. So the profile of that freight was a little bit different. So that could change again. We know that if the industrial economy comes back, if we see that in our network, we know that our weight per shipment likely goes up and that would be a mix improvement in a different direction, right? So this is a fluid sort of business. We can't necessarily count on today's volume being the exact same volume tomorrow.

Operator

And your next question comes from the line of Fadi Chamoun with BMO Capital Markets.

Fadi Chamoun

Fritz, I think, we kind of appreciate the long-term focus and the investments in the network. But I wanted to ask you if we can reflect a little bit on the question on the freight mix entering the network. Is the belief that kind of this lighter weight carries a similar profit per load characteristics over the medium term? And therefore, it is kind of a constructive area of the market to go after? Or is there a framework potentially where this capacity growth versus the volume growth can be optimized in a different way going forward?

Fritz Holzgrefe

Yes, Fadi, it's a good question. I think it absolutely can be optimized in this. I think the characteristics of the freight, the revenue profile is certainly different, right? And I think much like we have done history to date, we are very focused on making sure that we have the appropriate pricing in place that reflects the investment that we're making. And I think that continues to be an opportunity for us. I think that if you look at the profile of the freight that's weighted more national accounts sort of retail-ish, 1- and 2-day service, the revenue profile of that is lower or it's different than what we have traditionally dealt with. So it's part of the nature of our business. What we deal with from here is that I think it doesn't erode in any way our longer-term value proposition. It had an impact on the second quarter. I think that if we look at it over time, the thesis that we have here is that we can build a national network that provides a great service and that we're compensated appropriately for all the service we provide. So I think that's something we continue to work at. And I don't think the opportunity is any less. Just from here, we've got some more work to do.

Fadi Chamoun

Okay. And if I may, just a quick follow-up. I think you mentioned 8-plus percent repricing or renewal contract pricing. We've noticed with a few of your peers and yourself, we're seeing sequential kind of more muted yield sequentially than we've seen historically. How has the pricing environment been? Are we seeing any competitive intensity in the market that kind of explains a little bit of that? Obviously, there's been a lot of capacity coming in and the market is soft. Everybody seemed to suggest that pricing rationale continues, but the data points kind of quarter-over-quarter suggests that we're kind of stalling a little bit.

Fritz Holzgrefe

No, I think that the pricing environment is very rational. I think what you see is, you see customers maybe they pursue a lower cost option if there was one in the market, somebody has got different density and different lane, maybe they can offer their cost structure, their network structure at a better rate than say, Saia does. That could happen. They could still achieve very attractive margins doing that. You could see customers that over time as the industry tightens up, and there's a flight to who can provide sustained levels of service. I think that's a place where we see our mix of business change over time.

Operator

Your next question comes from the line of Chris Wetherbee with Wells Fargo.

Chris Wetherbee

I guess I wanted to maybe dig into the mix dynamic in the back half of the year, also. I think you mentioned nine facilities in the third quarter. But I think you're guiding the OR something close within range of what normal seasonality is. So is there a reason why you wouldn't see this mix dynamic continue into the third quarter or get incrementally different in the third quarter? Or do you think these new facilities that are coming online maybe have a little bit of a different customer profile?

Matt Batteh

Just a point of clarity there, nine additional facilities in the third quarter. We opened two already this week, so eleven total for Q3. But I think, to Fritz' point a second ago, I mean, our assumption now is that it remains relatively similar, right? It could change like he talked about. I mean, there's a lot that goes into mix, right? If you're already going out to a customer's location and now you pick up an additional lane, you're driving good economies at that location, building density with that customer. So that's different maybe than a brand new one where you're going out and you're picking up one shipment. Mix can go in a lot of different ways in terms of that.

So we look at it on a customer-by-customer basis, on a facility-by-facility basis. Everything goes into that when we're talking about pricing with our customers. So when we look at it now, like Fritz said, we're assuming that it remains relatively similar, and that could change with the change in the industrial backdrop. That gets a little bit better, maybe you see an inflection a little bit more on the weight per shipment. But right now, we're not really doing any material changes.

Chris Wetherbee

Okay. That's helpful clarity. So I appreciate that. And then could we get a sense of how things are trending in July from, I guess, both the volume as well as maybe your revenue per shipment dynamic. So are you seeing -- based on that comment that you just mentioned about the profile of the business, are we seeing stability sequentially in revenue per shipment in the month of July? Has that changed, just kind of get a sense of how that's playing out?

Matt Batteh

Yes. I'll go ahead and give April, May and June by month, just since it hasn't been asked yet. So April shipments per day up 18%, tonnage per day up 7.6%. May shipments up 18.6%, tonnage per day up 9.8%. June shipments per day up 18.4%, tonnage up 12.2%. In July, with still a few days left, shipments up around 10% or so and tonnage up about 4%. Keep in mind, we have some pretty large comps over the last few days of July when volume really started to ramp post the disruption last year, so we have some tougher comp days ahead, but that's where it's trending as of today. And we don't give much in terms of our revenue guide, but shipments and tonnage, that's where they stand.

Chris Wetherbee

Weight per shipment is it? So we could just think about that?

Matt Batteh

It moves around a little bit, but I think in terms of the shipments and tonnage numbers, that kind of gives you an indicator of where it's going.

Operator

And your next question comes from the line of Tom Wadewitz with UBS.

Tom Wadewitz

Yes. So Fritz, I think you commented a little bit on the annual OR. I just wanted to clarify and make sure I understand. Do you still think you can do 100 to 150 basis points of improvement for the full year? Or are you saying kind of given the mix challenges that's no longer realistic? Just wondering how to think about the full year OR view.

Fritz Holzgrefe

Yes. I think the appropriate interpretation is that the guide for Q3, that I don't think we can maintain that full year guide around OR where we said 100 to 150 basis points. I'm not sure where the mix of business trend takes us from Q3 into Q4 at this stage. And so I'm not ready to highlight that. But I think full year we'll see operating income improvement year-over-year. We feel pretty good about that. I don't know whether the OR is going to land per se at this stage. But if we can keep it right around near full year last year, I think that's probably pretty good.

Tom Wadewitz

So maybe the best place to be is kind of flattish full year OR?

Fritz Holzgrefe

Yes, I think it is. And I think that plus or minus from there because we don't know where the mix is going to go, and we certainly got a lot of openings on the way. But I think we still are creating a fair amount of value driving the operating income year-over-year. At some point, we've got to focus on that.

Tom Wadewitz

Okay. And I guess, to go back to the kind of price versus mix thing, is there an element of this that you're adding capacity and so the price you're offering reflects that you want to bring volume in? I mean it doesn't sound that way. It sounds like it's really just all about mix. But how do we think about the impact of price competition and what you're doing with price, recognizing the backdrop is you are adding a lot of capacity?

Fritz Holzgrefe

Yes. There's nothing in our fiber that says we're going to lead with price anywhere, right? I mean, we don't operate that way. So I think the way you would interpret this is, as I described earlier, is that we have a larger weighting to national accounts than we've had traditionally. That weight per shipment and that part of our portfolio is comparatively lower revenue per bill than some of the other -- like the field segment of our business and some of the 3PL segments of the business.

So I think that, that's kind of what's impacting in the results right now. But certainly, as we open facilities, we don't open these things to drive volume. We open these things to provide a service, and service requires that we're reimbursed.

Tom Wadewitz

Okay. So there's no change in your approach to market on price?

Fritz Holzgrefe

No, absolutely not.

Operator

And your next question comes from the line of Jon Chappell with Evercore ISI.

Jon Chappell

Matt, on labor and PT in aggregate, up as a percentage of revenue, 2Q versus 1Q, that's a rarity, understand there's start-up costs from all the openings. But just wondering if there's any way to detail how the efficiency is evolving at the legacy network? And are there any other cost initiatives that can be pursued at the vast majority of your network while you're waiting for the industrial freight recovery to begin?

Fritz Holzgrefe

Just to jump in to start before we go through the cost thing, we mentioned in the notes at the beginning that we operated pretty well in the legacy facilities at 82.2 OR, which were pleased with and that dealt with the bulk of the mix of business challenges that we saw. So that would have suggested had we had that steady state sort of mix, we would operate at right around 80, which is pretty good. Matt, on the cost side?

Matt Batteh

Yes. Jon, I mean from talking to us over the years, we feel like we use PT pretty effectively. And it's part of how we run our linehaul network and how we look at our cost structure. So we feel good about how we use it in an environment where you're opening facilities and you're building density, there's moments where you in-source it and you run it with your own drivers, and then there's opportunities to outsource part of that to PT. So while it may not always flow seasonally, part of that is you're opening and you don't always have fully dense routes and you run it a little bit differently than you would once you're fully up to speed.

These terminals don't open with market share on day one, right? So you've got an opportunity to go to your current customer base and talk about a new footprint and a new offering and provide more value to those customers. So it's always going to be a part of our cost structure. We feel good about how we use it. So no material change from us in terms of how we think about it. And Jon, just from an inflation standpoint, on the total PT, I mean, we're probably seeing normal 3% to 4% cost per mile type inflation on that segment, so about in line with what we would expect.

Jon Chappell

Okay. That's helpful, Matt. And then just for my follow-up, Fritz, you mentioned specifically not chasing volume. And I'm just trying to understand as we think about the duration of some of these mix headwinds. Is this a function of the macro and just retail is doing better than industrial? Is it a function of some of the new regions you're entering just tend to be more retail heavy than industrial? Or do you just kind of have to fill density in the terminals at this point and you'll focus on the ideal mix at some point in the future?

Fritz Holzgrefe

No. I think what we're seeing is the overall sort of portfolio mix of business has changed, right? Compared to last year. So as we go into new facilities, the freight that we go in and out of that facility reflects the broader trend that we're seeing. So it's not necessarily something that we're seeking, if you will. I think that over time, we'll have the opportunity to continue to optimize our portfolio across all these facilities.

I mean, I think that it's important to think about these terminals in the sense of there is a longer-term profile around this. And the longer-term profile of our company in general is as we deploy capital over these facilities, we get freight in there. We seek to add value to the customer, but then we make sure that we get pricing that's commensurate with the freight as we learn about what the customer requirements are, time, characteristics of freight and all those things, and we continue to focus on price. I mean the best thing you can do there is, look at our track record, and that kind of stacks up pretty well around that sort of a strategy.

Operator

And your next question comes from the line of Jordan Alliger with Goldman Sachs.

Jordan Alliger

Follow-up a bit on terminal openings. Can you maybe give a little more color on the process of the terminal openings, the start-up needs, how much in front before volume comes in? And then maybe some sense just so we could help in terms of when we get back to sort of normal seasonality on margins, I know there's other factors. But how long does it typically take to like fully season a terminal in terms of where you want it to be, volume/margin wise?

Fritz Holzgrefe

So, it kind of depends, Jordan. So let me give you a couple of examples. So in the second quarter, we opened six new facilities and relocated two. One of those facilities, Garland, Texas, which we opened in the quarter, in the month of April. And for the full quarter, its OR was comparable to the whole company. So I think that in all cases, we would say that was a good idea.

I think we'd also say if you look at the Dallas metro market, as we added the fourth facility in that market, year-over-year, the OR in that market grew by about 80 basis points, even with one facility operating at a higher OR. So that facility was one that immediately was an add to the network.

Then you have a facility like Laredo, Texas, which is a relocation, and it's substantially larger than what we had at the legacy facility. So moving from that we had to train up staff. We did that over the course of 3 or 4 weeks leading up to that. So we had it fully staffed when we opened it. So that one will take some time, but I would expect in the next year, that will not really be a drag on OR for the company, but it will take a little time.

The facilities that we opened in this quarter that cover the Great Plains will provide some really interesting opportunities for our customers to provide them service into those markets. Now those terminals will probably not operate at the company OR in the quarter or frankly, probably into the next year. But what they will do is that Dallas terminal that is picking up freight in Dallas, it's now going to take that freight to Montana, which we couldn't pick up and deliver before. Now we can do it, it goes on Saia the whole way. That's going to scale the rest of the network. So there's a network benefit that happens there. So we would want to, in the aggregate, make those kinds of investments.

So they all vary, but the key thing is the customer experience has to be identical to what we've seen everywhere else. Regrettably, unfortunately, we can't do that for free. And there's a substantial cost investment that has to be made. I know, it would seem like that these will all be linear and there would not be any incremental costs or anything like that. But frankly, there is, because I think if you're going to make a long-term investment, it takes time to do that.

So we've done that. It will take some time to get those developed. There can be some winners in there like Garland that's an immediate win and there could be some others that could take some time. But it's all part of the total value proposition that we're doing.

Matt Batteh

If we look at it, Jordan, if everything gets opened this year. If it all happens, we open 21 new facilities and relocate another 10 which is by far the most we've ever done in a year, in a challenging macro backdrop. What excites us about that is that's 21 new facilities and 10 expanded locations, then when the macro gets better, we're ready to take advantage of it and do a great job for our customers. So if you're not in these markets like Fritz just talked about, you don't get that opportunity with existing customers or new customers. Those are just missed opportunities. So there's costs associated with them, but there's also a cost of not being in the market.

Jordan Alliger

Got it. And if I could just ask a quick follow-up, more of a near-term question, sorry, but thanks for the tonnage data around July. I mean sometimes you guys give a hint a little bit how perhaps things could look sequentially revenue-wise or even with those tough comps coming up? Is there a way to think about that 4% year-over-year tonnage in July and directionally from there?

Matt Batteh

Not much more detail than that. You alluded to it, but volume ramped last year pretty substantially throughout the quarter. So comps get tougher while the disruption was going on, but not much more to add for us. We're focused on the execution in terms of these new openings, nine additional ones in this quarter, and really doing a great job for our customers in the legacy and the new markets.

Fritz Holzgrefe

And we're focused on continuing to get the right rates in place. You saw the contract renewals over the last several quarters. We would expect those kind of rates to continue, and we'll continue to start realizing some of those rates in the numbers over the coming quarters.

Operator

And your next question comes from the line of Ravi Shanker with Morgan Stanley.

Ravi Shanker

Thanks for all the details so far. Maybe kind of go to a higher level, is it fair to say that this mix drag came as a surprise because you seem to imply that this is fairly reflective of what customers in the new regions are like. But, at the same time, kind of obviously, it wasn't the guidance and such. So I'm just trying to get a sense of do we just not have the visibility on kind of what that mix looks like until it actually comes through the facilities?

And the reason I ask you because I'm trying to get a sense of how much confidence kind of we have as an industry in terms of what the price mix characteristics will be like kind of going forward, kind of just given these trends?

Fritz Holzgrefe

So I think that what we should remember is that about a year ago, Yellow exited the industry, right? And we have said all year that we would expect to see mix of business change over time as it bounces around between carriers or as customers look for the appropriate service offering for what they look for. At the same time, we saw what was going on in the industrial economy just in general. And we saw that's been pretty soft. Generally, we've seen that in our weight per shipment, predating as the Yellow events transpired. So the industrial backdrop, they're not as a big help for us.

So you go into the second quarter, the seasonally strongest quarter of the year, we assumed that we would see a mix of business trend that was consistent with what we saw in the quarters prior to that, which best information available as the market developed in this Q2, we didn't see the industrial economy pick up. We weren't expecting it to necessarily, but we did see a pickup with our customers that are national accounts that have a retail focus that really value quality and service.

So out of that, we got more business than we might have expected, and that mix was different than what we experienced in the first quarter. And it was in a seasonal period that was stronger than what you would have seen in Q1 or Q4 before that. So I think some of it, frankly, we're still learning about what the market looks like after Yellow has exited. So it's just kind of how it's developed. And I don't know that there's a catalyst today that says the industrial economy is coming back and that would change our mix of business or I do know that over time, we'll continue to focus on finding the optimal mix for our network.

Ravi Shanker

Understood. That's really helpful. And maybe a follow-up, your comments on the back half are very helpful. When can we expect the OR to start materially beating seasonality here? Is that a function of macro and is like a certain benchmark on either tonnage growth or revenue per shipment growth that you think kind of will drive that? Or do you think we need to wait until you start really lapping some of these new facility openings? And kind of when will that happen?

Fritz Holzgrefe

I think there are a lot of factors that could influence that. We've opened some pretty big facilities so far - the Garland, Texas; Trenton, New Jersey; Laredo. These are all ones that we think are pretty strategic for us and it provides great value for our customers over time. I expect those businesses to continue to improve. I expect the terminals we've opened in the last 3 years to continue to mature. And those are all an important part of growth. I mean, we think about this not necessarily as, at this point in time, we would expect to have X-OR.

We think about this in terms of we think we can grow these facilities over time, get back to the place where we're generating sort of the 100 to 200 basis points of OR improvement over time, we're going to need probably to not be in the midst of opening 21 some terminals to be able to get past start-up costs and all those sorts of things. So that probably takes us into next year. And then at that point, we're focused on long-term value creation on the facilities that will be open.

I mean the important thing is you've got to open these facilities. So when the economy comes back to be in a more robust place, we're in a footprint that we can take advantage of. This thing scales at that point, right? We lose sight of that when we focus strictly on Q2. We don't focus on the fact that, hey, you know what, this is a long-term investment we're making in the business. And I think that's something that we get back online as it develops and we get these facilities in a more mature place, the mix of business is helping us.

Operator

And your next question comes from the line of Eric Morgan with Barclays.

Eric Morgan

I wanted to ask one on service. I think in the release, you mentioned doubling down on your quality focus, which is driving some of this training costs. So can you just give us some insight into how service has been trending, especially at the new locations? Just kind of curious if some of these incremental costs per location may be higher than in the past if you're seeing any challenges with growing a little faster than in the past, just would be curious on your comments there.

Fritz Holzgrefe

Yes. So I think what we're really focused on is making sure we get the appropriate training in place. We probably have greater emphasis on that as we've opened these facilities, it's so important to make that service consistent and such. So that's been a step that's been a higher rate than we have before. Matt, maybe you got some details?

Matt Batteh

Yes. I mean, both for these new facilities and for our legacy facilities, when we onboard drivers, we're doing 10 days of training with them. And that's important for us because we believe that the investment in our people and the investment in quality and attention to detail is extremely important, and that drives long-term value. So while that's a headwind, certainly, when you're opening a new facility because there's cost well ahead of opening, it's also an investment in our legacy facilities and culture is extremely important to us. You've heard us talk before that we're not going to open a facility unless it looks exactly like the one that came before it, and all the other 200 that came before that. So we've doubled down on our training investment in our people, drivers, dock workers, all our team members, to make sure that we feel really good about the opening and the quality that we're going to provide to customers because we know that's where the long-term value is. There's expense associated with it, but we know that when we do a great job for our customers, we're able to have conversations with them about brand and footprint and everything else that we can do.

Eric Morgan

Appreciate that. And just a quick follow-up on back half on the yields. If we carry forward your weight per shipment from 2Q into the back half, it should be much closer to flat relative to the high single-digit declines in the first half. So when we think about revenue per shipment, is it fair to kind of think that should improve from the 1% growth in 1Q and 2Q? Or are the mix headwinds that we can't see in the numbers going to impact or keep it more in that 1% range?

Matt Batteh

I think like, Fritz said, our assumption of mix is that it remains relatively similar. So that could change one way or the other depending on macro backdrop. We're going through a quarter where we may not have handled this volume for customers before, post disruption. So getting a handle on that. But if you look at everything that we've reported in the past and in this quarter, we are continuously and extremely focused on making sure that our pricing is accurate for what we're handling for customers. We're never going to be shy about going back to them mid-cycle if the freight characteristics are not meeting our needs or if we're not getting the volume that we expected in total. So we're continuously having those conversations.

Now you go renew a contract, and that customer may decide to go elsewhere or optimize and you may not be handling the same mix that you did with that customer before. But we're always going to go back and have conversations about what our assumptions were and what we expected and make sure that we get that freight or in some instances, may have to raise the price because we're not getting what we expected. So our focus remains intently on that, and that hasn't changed.

Operator

And your next question comes from the line of Uday Khanapurkar with TD Cowen.

Uday Khanapurkar

This is Uday on for Jason Seidl. I guess just on capacity, we have the Yellow capacity coming back on to the market in the second half. I guess the question is like, is it becoming more clear how much more capacity constrained the industry will be when things settle? I think a peer of yours said it might be like a 10% reduction compared to pre Yellow baseline and I guess, what does that mean for how supportive the volume environment needs to be to drive pricing growth in the second half, and notwithstanding those mix impacts?

Fritz Holzgrefe

Yes. I think that, keep in mind, there are a fair number of the Yellow assets that haven't transacted yet, right? So including some of the largest facilities. So I don't know that I would say that all of it is coming back online. I think Saia and I think some others have made some key strategic investments around their facilities and facilitate growth of respective networks and such. So I'm not sure that I would conclude that there's a lot of capacity coming back online. I think the pricing backdrop though remains very, very constructive. I mean, fundamentally, these facilities, I mean, if I just think about what Saia's doing, it's important to us that we continue and deliver a facility and service levels that are very high for customers. So that's, fundamentally underlying is an inflationary cost structure, and that requires revenue and pricing to make that happen. And I think, generally speaking across the industry, I think people think about those things in similar terms. So I don't see any issues around potential for sort of pricing or issues in the second half.

Uday Khanapurkar

Right. That's helpful. And I guess for my follow-up, on the industrial economy. We see ISM and manufacturing sort of persisting on the weaker end. Even though, I guess, the expectation over the past few years has been that we see some fresh infrastructure and industrial development pickup from some government initiatives, nearshoring, et cetera. Have you heard from customers on why we haven't seen that translate to more industrial volumes? And maybe if we could see a catalyst to that in the near future?

Fritz Holzgrefe

Yes. It's been kind of a mixed bag on kind of the industrial economy. Some customers have things that are going well, but maybe they're taking advantage of infrastructure opportunities, and others that aren't. I think that it's likely interest rate driven potentially, that could have an influence there. The important thing I know is that we focus on at Saia, we focus on the things that we can control. So when it does come back, whenever that is and whatever the catalyst is, we're going to have 214 or so terminals already to take advantage of that opportunity. That's how we think about it because I can't predict in a crystal ball of what I think will happen or when it will happen, but I just know that we'll be ready for it when it does happen.

Operator

And your next question comes from the line of Brian Ossenbeck with JP Morgan.

Brian Ossenbeck

Just coming back to pricing trends one more time, Fritz. Can you just talk about how things trended throughout the second quarter, especially as you maybe got a better handle on the mix and specifically what you're expecting for renewals in the second half, it sounds like maybe you're pushing price and some of your customers are leaving. I don't know if that's a fair interpretation, but it sounded like that was an implication. If so, where are they going?

Fritz Holzgrefe

Well, I think there's a couple of things you have to keep in mind with contracting and pricing in this business, right? So we can go get a contractual renewal of the customer, and there's not a volume agreement that comes with that, right? So one of the things that we're intently focused on is that as we put in agreements in place with the customer, we monitor that volume very closely. And as you know, if we have a new customer that comes on board and we're pleased with what the opportunity is, we monitor to see that we get the volumes that we expected that we would get. When we developed our proposal for the customer, there were certain lanes included and such that we thought made sense and the customer is committed to that.

So if the customer falls short on that, we certainly follow up with that. At the same time, just because somebody is agreeing to pricing with us, they can continue to optimize their business, and they will find what is best for them in their respective sort of supply chain. So we'll see volumes will move around between other carriers. Maybe somebody's got particular economies in a specific lane, maybe that customer will divert freight to that lower sort of price, but that customer, that related or a competitor may have a cost structure that's more advantageous and they can go get their 80 OR in the same lane, but they have different densities than we do, and we don't get that opportunity. That's kind of the way the business has always gone.

So if you look at what we saw in the quarter, like we said earlier, we saw the shift to more national account business than we have seen before and which had maybe a little bit more of a retail orientation. And that kind of lighter weighted shipment there, and we just got to continue to work on that mix of business and the pricing associated with it.

Brian Ossenbeck

So ultimately, is this a capacity problem? There's too much that you're trying to fill? Because I think what you said earlier is that the mix impact was primarily with the legacy terminals?

Fritz Holzgrefe

No its across the portfolio, and just to be 100% clear, we don't ever lead with price when we open up a facility, right? That's just not part of how we do this. When we open a facility, when we opened the six facilities in the second quarter, we were thinking about that as a five and ten year sort of horizon. We're not thinking about filling it up this quarter this year. We're thinking about, hey, this is a long-term value proposition for the customer. This is a capital investment that's got a long horizon. And that's how we think about it. And in the business that we're in, we have to deal with the fact that the volumes move around and the mix of business changes, and we've got to manage it. And that's what we're focused on now.

Brian Ossenbeck

Okay. So ultimately, you're still pushing for the same sort of renewals in the back half, no change there?

Fritz Holzgrefe

Yes, absolutely. If we can get higher, we're going to get higher.

Operator

Your next question comes from the line of Bruce Chan with Stifel.

Matt Milask

This is Matt Milask on for Bruce. With respect to the mix shift, I just wanted to get a sense if there was anything around incentivizing the sales teams to help drive some heavier shipment weight? Or is it just simply a function of getting some improvement in the underlying industrial economy? And then secondarily, how much bleed of freight are you currently seeing into the truckload market at this point?

Fritz Holzgrefe

So we're really pleased with the incentive structure that we have in place with our sales force because it's tied to individual performance around growth and OR improvement. So that, Matt, that incentives we think are appropriately aligned. I think our teams know what they need to do to drive their own sort of their P&L, if you will, and what they can do to influence their result. And I think that team will look at their Q2 results and they'll kind of look for focus around how do they look to improve OR from here and they're compensated for that. So we think the alignment is good there.

I think the folks that maybe are calling on the industrial economy, they didn't perform as well primarily because of what they were seeing from their customers and that will impact kind of their focus and they'll reenergize them to go after what the available freight is. So I think because we feel good about those incentives, I think our teams are in place to be successful as those opportunities come as they chase those opportunities.

There was another part of that question, I want to make sure I covered what you were looking for.

Matt Milask

Yes. The last part was just your color or thoughts on the degree of freight being bled into the broader job, truckload market?

Fritz Holzgrefe

Exactly. I think there is some. I think, a smart, sophisticated supply chain manager is changing in a market that we're in right now. They are probably changing their sort of supply chain, how they route freight, how they pool or distribute freight through their sort of supply chains to take advantage of what the opportunities might be. But fundamentally, the structure of this business is such that we have a pickup and delivery network and maybe they take more of the freight on truckload and get it to one of our terminals somewhere, and our team makes the final delivery.

So it's not like we've lost it. We've lost part of the sort of the performance of the service for the customer. And that could be there, and that's on the margin because those truckload carriers are really not set up to go make pickup in delivery stops like we are.

I'll tell you on the other end of the spectrum, you could see where a parcel carrier, they may lose a little bit to LTL as somebody consolidates parcels into an LTL shipment. I don't think that's huge either. But it's kind of what happens in an environment that we're in right now. People look to how do you save cost and you're not as dependent on service maybe right now, and they'll take advantage of it. Do I think it influences our results, it's on the margin. I think fundamentally, what we're seeing right now is just kind of that overall changes that I've described.

Operator

And our next question comes from the line of Stephanie Moore with Jefferies.

Stephanie Moore

I wanted to maybe touch a little bit on just some of the facility openings. I think you kind of talked about how it reversed a little bit with expectations. Where they'd be kind of neutral as they open to now in a more dilutive just in this environment? Maybe just talk through, is there an opportunity for that to change going forward, maybe not necessarily 3Q. But as you think about as terminals continue to open as the year progresses, maybe some actions within your control? Or is this really just a function of just kind of where we are from the overall freight environment?

Fritz Holzgrefe

So, I think that our overriding sort of thoughts around we open a facility is that the customer is expecting that we're going to provide service at the same high level that they get everywhere else. So if we started off in a new facility and didn't provide that, we're disappointing a customer and, frankly, that part of the value proposition. So we can't really cut cost around training per se. There are things you do on the margin, maybe you do some things, but I don't think it's material or notable at this level.

I think that the value of the facilities that we've opened, the ones that we've opened in Q2, those are big facilities. As they develop maturity, they help offset some of these future openings that we have not only in this quarter and in the next. That's probably going to be the biggest impact of offsetting the potential impact of openings on our P&L in the short term.

When we open a facility because of the capital outlay that we put into these things, we think about these on a longer-term horizon. Over the last 50 facilities that we've opened, we've thought about it the exact same way. And that's critically important because ultimately, these are long-term assets. And if we get to the place that we're focusing on what we did in the second quarter or what the Q3 looks like when we're trying to deliver value to a customer, that's where I think we really erode value in the business.

So we're going to continue to focus on being smart with spending and smart with investment. If there are things that we can do to do those on a cost optimal way, we will. But if it in any way compromises what we're doing for the customer right now, that's a value destroyer for us.

Matt Batteh

Just to hit that point home, Stephanie. Fritz gave the Dallas Metroplex example. We opened a few facilities in the Kansas area last year and the second one in Kansas City West, a big opening for us. That's been open probably a little bit more than a year now, and that facility is operating in the 70s for us. So at the beginning, there was the same exact challenges where you're training, you're onboarding, you're moving equipment, you're doing all the things that are associated with a new opening. So in the first 3 months, that certainly didn't look like that. But you fast forward a year later, and that facility is operating really well for us, and we continue to expect it to improve.

So that's, again, to Fritz's point, another example. These aren't twelve month investments for us. These are five and ten year investments that we're doing to strategically place ourselves to be a value proposition for the customer.

Stephanie Moore

That's really helpful. And then just one quick housekeeping item for me. In terms of volumes for the third quarter, I do think there's a little bit more puts and takes this quarter versus any prior third quarter just given the disruptions that began last year in the third quarter. So could you kind of help us frame how we should think about just month-to-month, whether it's seasonal pickups, tough comps because of disruption last year, lack of seasonality. Any kind of help would be appreciated.

Matt Batteh

As you know, the disruption wins started kind of late Q2 last year. And then our volume really started to ramp, if you look at the first half of the July to the back half of July of 2023. So I think it really probably ramps from here in terms of what the comps look like from last year. We've really started to see that, and some customers hung on until the final verdict was given. But we saw it ramp throughout Q3 last year, I think is a fair way to look at it from a disruption standpoint.

Fritz Holzgrefe

Yes, that which would make the comps in this quarter a little bit harder in the second half, but at the same time, we're going to benefit from all the things that we've opened, not only in Q2, but the ones we'll add in Q3.

Operator

And your final question comes from the line of Bascome Majors with Susquehanna.

Bascome Majors

Fritz, the concern about the bearing start-up costs for your expansion has been an investor question for really seven years since you were deep in the Northeast expansion. And I think a surprise today is largely because you've gotten so good at it that people have stopped worrying about it in the way that they used to.

And I'm curious if there's any learnings from the last few months? Has there been some opportunity to maybe kind of tweak the software or technology used to kind of underwrite and estimate the cost of this? Or even some of the costing and technology investments you've made and really trying to price and understand the cost structure of your freight when you really bid into something new? Just thoughts on kind of opportunities for improvement there going forward and really kind of continuing your growth strategy and understanding your cost structure for the next two, three, four, five years?

Fritz Holzgrefe

Yes. That's a good question. I think the thing to remember with any kind of terminal opening is that there are a lot of factors involved with this. And the fact that we opened three facilities, Laredo, Trenton and Garland this quarter that are going to end up in our top 15 or 20, those are really big facilities. Those are important. We've got the others that we've opened are kind of on the edge of the networks. There's some incremental costs around that.

Frankly, we probably thought that, may be too optimistic around sort of the volume trends out of a couple of those facilities. Laredo was a challenge unto itself because it was a market that we're already in, but when we scale to a much larger facility, we probably underestimated the cost there. So out of the last 50 we've opened, and we underestimated the cost on one of them, that's probably a pretty good performance.

On the other side of it, we opened Garland and that outperformed. And so these things are regrettably when you put it into model or a spreadsheet, there are a lot of factors that go into that, sometimes you can't capture them all. But I do know that the fact that we have those six open, as we develop them over the next number of quarters that we will all look to the value that that creates both for a customer and for Saia and that will be the payback will happen over time, and I think we'll be real pleased with what we see.

Bascome Majors

And to the question on the costing of your freight and when you're taking on new customers, different mix, that sort of thing. Has there been any learnings there from this? I'm just curious if it's actually the operating cost or more of the cost of servicing the freight that has been a bigger surprise?

Matt Batteh

Well, we're always working to enhance our cost model and understanding what we do for customers, that's ever evolving. You know, Bascome, the challenge in the industry is that there's no volume agreements. There's no volume commitments from customers. So you work under a set of assumptions and customers' mix may change. They may route things differently than you expect. So a lot of it is just constant diligence from our standpoint of understanding what we're doing for customers, what solutions we're providing for going to locations that are more challenging, being able to bring that up and talk about it. That's no different at a legacy facility or at a new facility. We're constantly evolving our analytical approach so that we can have better conversations with our teams internally and our customers.

Operator

And that concludes our question-and-answer session. I will now turn the call back to Mr. Fritz Holzgrefe for closing remarks.

Fritz Holzgrefe

Okay. I just want to thank everybody for calling in. And hearing about Saia's results, we're really excited about what the opportunities, the terminal openings that we've had in the second quarter and what they will do for not only our customers but for our company. And then as we look forward to the unique growth opportunities we have in Q3 and Q4, there's a significant longer-term growth opportunity out there for Saia and we are really excited about the fact that our team has done such a fantastic job taking care of the customer and that as the economy evolves, we will to be in a position to take advantage of that, and we'll have the opportunity to share those results with you in next few quarters. So thank you for your time.

Operator

Ladies and gentlemen, this concludes today's call, and we thank you for your participation. You may now disconnect.